Simpson Manufacturing Co., Inc. and Subsidiaries

Computation of Earnings Per Common Share

(Unaudited)

Exhibit 11

Basic Earnings per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001

Weighted average number of common shares outstanding	12,232,670	12,098,309	12,208,824	12,068,607

Net income	$14,891,601	$12,618,652	$24,621,541	$21,598,806

Basic net income per share	$1.22	$1.04	$2.02	$1.79

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Diluted Earnings per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001

Weighted average number of common shares outstanding	12,232,670	12,098,309	12,208,824	12,068,607

Shares issuable pursuant to employee stock option plans, less shares assumed repurchased at the average fair value during the period	169,775	198,168	170,815	218,305

Shares issuable pursuant to the independent director stock option plan, less shares assumed repurchased at the average fair value during the period	2,245	3,390	2,202	3,735

Number of shares for computation of diluted net income per share	12,404,690	12,299,867	12,381,841	12,290,647

Net income	$14,891,601	$12,618,652	$24,621,541	$21,598,806

Diluted net income per share	$1.20	$1.03	$1.99	$1.76

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